Exhibit 23.6

CONSENT OF QUALIFIED PERSON

November 12, 2025

Re: Form F-1 to be filed by Atlas Critical Minerals Corporation (the “Company”)

I, Marc-Antoine Laporte, P.Geo, M.Sc. on behalf of SGS Canada Inc., consent to:

i)	The use of and reference to our company name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”)), in connection with the Current Report on Form F-1 filed by the Company with the SEC, and any amendments thereto (the “Form F-1”) regarding the study titled “S-K 1300 Technical Report Summary on the Iporá Project, Minas Gerais State, Brazil” dated September 30, 2025 (the “Iporá TRS”);

ii)	The incorporation by reference of this consent, the use of our name and any extracts from, or summary of, the Iporá TRS in the Form F-1 and the use of any information derived, summarized, quoted or referenced from the Iporá TRS, or portions thereof, that was prepared by SGS Canada Inc. – Mining Proficiency Group, into the Company’s filings with the SEC.

SGS Canada Inc.

By:	/s/ Marc-Antoine Laporte, P.Geo, M.Sc.
Name:	Marc-Antoine Laporte, P.Geo, M.Sc.